EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Jeannette Hudler	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
jhudler@iphase.com	ir@iphase.com
Interphase Streamlines Business Operations
PLANO, Texas, November 11, 2005 — Interphase Corporation (NASDAQ: INPH), an international supplier of next-generation networking technologies, today announced a restructuring of its worldwide business operations to enable investment in growth initiatives. The primary goal of the restructuring program is to improve the Company’s ability to continue to strategically fund research and development efforts, to balance the company’s skills to align with future directions, and to streamline the company in its continued focus on being the most cost-effective company in the embedded systems marketplace.
Under the restructuring plan, Interphase will reduce its workforce by approximately 30 employees. The global workforce reduction impacts all functions within the Company. Interphase expects to record a restructuring charge in the fourth quarter of 2005 in the range of $450,000 to $550,000. These expenses will result in future cash expenditures and will be utilized to cover employee severance and benefits. These amounts will be paid out under the restructuring plan and will be complete by the end of the second quarter of 2006. Interphase currently estimates that activities related to the restructuring plan will remove over $2 million of annualized operating costs.
“We have always managed the expenses of our company in line with our revenue and profit expectations. This action is a disciplined cost reduction, balancing the need to be fiscally prudent with the requirement to aggressively compete on a global basis,” said Greg Kalush, CEO of Interphase Corporation. “While this has been an extremely difficult decision, streamlining our operations enables the company to deliver value-add solutions such as gateway appliances and AdvancedTCA® products at very aggressive value points for our customers. We recognize that these changes have very personal implications and are doing our utmost to help every individual negatively impacted by these decisions. The market dynamics, however, require that we be very flexible in our resource and skill mix to provide products that enable our customers to offer more performance and functionality at lower operational cost.”
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of building blocks, subsystems and gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering AdvancedTCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Lucent Technologies, Motorola Inc., Nortel Networks Ltd., Raytheon and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase and the Interphase logo are registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.